As filed with the Securities and Exchange Commission on October 3, 2012
Registration No. 333-160427

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMAGE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0685613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20525 Nordhoff Street, Suite 200
Chatsworth, California	91311-6104
(Address of Principal Executive Offices)	(Zip Code)

IMAGE ENTERTAINMENT, INC. 2008 STOCK AWARDS AND INCENTIVE PLAN
(Full title of the plans)

Michael B. Bayer
Senior Vice President, Business & Legal Affairs
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California  91311-6104
(Name and address of agent for service)

(818) 407-9100
(Telephone number, including area code, of agent for service)

Copy to:
David J. Katz
Perkins Coie LLP
1888 Century Park E., Suite 1700
Los Angeles, California 90067-1721
(310) 788-9900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SHARES

 Image Entertainment, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 to withdraw and remove from registration certain securities issuable under the Image Entertainment, Inc. 2008 Stock Awards and Incentive Plan, which were originally registered on a registration statement on Form S-8 (File No. 333-160427) filed with the Securities and Exchange Commission on July 2, 2009 (the “Registration Statement”).

On April 2, 2012, the Registration entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RLJ Acquisition, Inc., a Nevada corporation (“RLJ”).  Pursuant to the Merger Agreement, and completion of the transactions contemplated thereby, on October 3, 2012, RLJ and Registrant became wholly owned subsidiaries of RLJ Entertainment, Inc., a new holding company formed to effect the transactions contemplated by the Merger Agreement (the “Merger”).

As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all remaining securities registered under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to the registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on October 3, 2012.

IMAGE ENTERTAINMENT, INC.

By:	/s/ John P. Avagliano
John P. Avagliano
Chief Operating Officer and Chief Financial Officer